UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 29, 2012
Date of report (Date of earliest event reported)

Supertel Hospitality, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Virginia
(State or Other Jurisdiction of Incorporation)

1-34087	52-1889548
(Commission File Number)	(IRS Employer Identification No.)
309 North Fifth Street
Norfolk, NE	68701
(Address of Principal Executive Offices)	(Zip Code)

(402) 371-2520
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Supertel Hospitality, Inc. (the “Company”) received a notice dated June 29, 2012 from The NASDAQ Stock Market stating that the minimum bid price of its common stock was below $1.00 per share for 30 consecutive business days and that the Company was therefore not in compliance with Marketplace Rule 5450(a)(1). The notification letter has no effect at this time on the listing of the Company’s common stock on The NASDAQ Global Market. The Company’s common stock will continue to trade on The NASDAQ Global Market under the symbol SPPR.

The notification letter states that the Company will be afforded 180 calendar days, or until December 26, 2012, to regain compliance with the minimum closing bid requirement. In accordance with Marketplace Rule 5810(c)(3)(A), the Company can regain compliance if the closing bid price of the Company’s common stock meets or exceeds $1.00 per share for at least 10 consecutive business days.

If the Company does not regain compliance by December 26, 2012, NASDAQ will provide written notification to the Company that the Company’s securities are subject to delisting. In the event the Company does not regain compliance by December 26, 2012, the Company may be eligible for an additional 180 calendar day grace period if it meets the initial listing standards, with the exception of bid price, for The NASDAQ Capital Market.

(d)	Exhibits.
99.1	Press Release dated July 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Supertel Hospitality, Inc.

Date: July 2, 2012	By: /s/ Kelly A. Walters
Name: Kelly A. Walters
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated July 2, 2012.